Exhibit 99

Community Partners Bancorp Reports First Quarter 2009 Results

•	Total Assets, Loans Rise Year-Over-Year
•	Private Banking Business Gains Traction
•	Lending Pipeline Grows Significantly
•	Innovative Mortgage Assistance Program Introduced

MIDDLETOWN, N.J., May 1, 2009 -- Community Partners Bancorp (Nasdaq CM:CPBC), parent company of Two River Community Bank, today announced consolidated earnings for the quarter ended March 31, 2009.

The company reported net income for the first quarter of 2009 of $512,000, a decline of $203,000 from the same quarter of 2008.  Diluted earnings per share after payment of preferred stock dividends were $0.06 for the first quarter of 2009, as compared to earnings per diluted share of $0.10 for the first quarter of 2008.  Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid October 17, 2008 to shareholders of record as of September 30, 2008.  On a linked quarter basis, the company returned to profitability during the first quarter, after reporting a net loss of $(536,000), or $(0.08) per fully diluted share during the preceding quarter.  This fourth quarter 2008 loss primarily reflected an increase in the company’s loan loss provision.

Total assets as of March 31, 2009 were a record $620.86 million, up 15.1%, compared with $539.45 million for the prior year’s first quarter, and up 9.0% from the $570.58 million at the end of 2008.  This increase reflects organic growth, and also the $9 million of preferred stock proceeds received under the U.S. Treasury’s Capital Purchase Program funding.  Total deposits were $514.07 million at March 31, 2009, compared with $437.64 million in first quarter 2008, a 17.5% increase.  Total loans in first quarter 2009 rose 9.3% to $462.47 million, compared with $423.26 the prior year’s first quarter.  Net interest income after provision for loan losses was $4.39 million in first quarter 2009, compared with $4.78 million in first quarter 2008.  Total non-interest income for the quarter ended March 31, 2009 was $874,000, compared with $378,000 the previous year.  Net gains from the sale of investment securities totaled $487,000 for the period ended March 31, 2009, compared with $0 during the period ended March 31, 2008.

“In the past several months, we have gained a significant amount of deposit and loan business from customers seeking high quality, personalized banking services,” said William D. Moss, Executive Vice President of Community Partners and President & CEO of Two River Community Bank.  “We have attracted a number of customers who became dissatisfied with their relationships with large institutions, and this trend continues.  By all measurements, our lending business across all lines has gained significant traction.  We are very pleased with the execution of our business plan and the delivery of the quality products and services that the business community has come to expect from us.  The economy and soft housing market are concerns; however, we believe that the quality of our underwriting, combined with the general economic health of our customer base, gives us good reason for optimism.”

At March 31, 2009, the company’s allowance for loan losses was $6.73 million, compared with $6.82 million at the end of 2008.  Non-accrual loans were $12.52 million at the end of first quarter 2009, compared with $12.96 million at December 31, 2008.  Loss allowance as a percentage of total loans was 1.46%, compared with 1.52% at the end of fourth quarter 2008.

“We have been able to successfully balance prudent lending and underwriting practices with business development to capitalize on market dislocation caused by large regional and national mega-bank service issues.  We have added veteran private banking specialists in selected Monmouth and Union County locations to serve the private banking market, and we have already seen the positive results,” noted Moss.

The bank continued to face pressure on margins, resulting in a 3.37% net interest margin in first quarter 2009, compared with 4.03% for the same prior year period, and 3.74% for the quarter ended December 31, 2008.  Moss explained that the growth of interest-bearing deposit accounts substantially reflects new business with relationship clients, generating additional loan and fee income.

“We believe we’ve struck a good balance between our rates and the benefits of winning new or expanded business,” said Moss.  “Many clients have expanded their relationships with us, transferring loans and deposit business from other institutions.  This indicates we are delivering value in service and products that encourages customers to consolidate more business with our bank.”

Non-interest expenses increased 10% year-over-year, which reflects investments in growth and new capabilities, including three recently opened branch facilities and targeted marketing expenditures to support new business outreach.  The investments in facilities and staff were the primary factors contributing to the bank’s higher efficiency ratio of 89%, compared with 76% in first quarter 2008.  Moss said the early success of these new branches and the positive impact of operational efficiency and marketing outreach give management confidence that the bank’s efficiency ratio will return to normal levels as loans and deposits grow and further offset expenses.

In first quarter 2009, Two River Community Bank introduced an innovative mortgage program designed to make it easier for local homebuyers – including low and moderate income borrowers – to afford a new home.  The “My Neighborhood” program offers below-market rate financing to homebuyers purchasing homes in Monmouth and Union Counties from a select list of properties of local builders financed by Two River Community Bank.  In addition, it provides reduced down payment options for low and moderate income borrowers.

“This is the type of program the federal government envisioned that banks participating in the Capital Purchase Program would employ,” noted Moss.  “It is one way for us to utilize the additional capital from the Treasury to support lending activity in the communities we serve.  It also benefits local merchants and service providers, since home purchases typically stimulate purchases like furniture, household appliances, and home improvement.”

Moss concluded, “Our bank is well-capitalized by all regulatory standards, and we have a strong cash position that enables us to actively pursue quality lending opportunities.  Although our markets continue to experience the negative impact of economic declines in New Jersey and New York City, we also see strength and resilience in many sectors of our customer base.  We remain cautiously optimistic that our bank can grow while managing expenses.”

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey.  Two River Community Bank currently operates eleven branches throughout Monmouth County.  The Town Bank, with four branches in Union County, operates as a division of Two River.  More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.  These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risk factors identified in the “Risk Factor” section of our Annual Report on Form 10-K for the year ended December 31, 2008.  Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL TABLE FOLLOWS

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data

(Dollars in thousands except per share data)

	March 31,	December 31,
	2009	2008
Selected Period End Balances:
Total Assets	$620,860	$570,240
Fed Funds Sold	53,520	14,907
Investment Securities	56,917	64,666
Total Loans	462,467	448,780
Allowance for Loan Losses	6,734	6,815
Goodwill and Other Intangible Assets	25,906	25,983
Total Deposits	514,066	474,839
Repurchase Agreements	13,504	11,377
Long-term Debt	7,500	7,500
Shareholders' Equity	82,452 (1)	73,312

Asset Quality Data:
Loans past due over 90 days and still accruing	-	-
Nonaccrual loans	12,520	12,958
OREO property	1,025	-
Non-Performing Assets	13,545	12,958

Nonperforming Loans to Total Loans	2.71%	2.89%
Allowance as a % of Loans	1.46%	1.52%
Nonperforming Assets to Total Assets	2.18%	2.27%

	Three Months Ended
	March 31,
	2009	2008
Selected Consolidated Earnings Data:
Total Interest Income	$7,154	$8,019
Total Interest Expense	2,615	3,152

Net Interest Income	4,539	4,867
Provision for Loan Losses	150	85

Net Interest Income after Provision
for Loan Losses	4,389	4,782

Total Non-Interest Income	874	378
Total Non-Interest Expenses	4,467	4,044

Income before Income Taxes	796	1,116
Income Tax Expense	284	401

Net Income	512	715
Preferred Stock Dividend & Discount Accretion	(96)	-

Net Income available to common shareholders	$416	$715

Per Share Data:
Basic Earnings	$0.06	$0.10
Diluted Earnings	$0.06	$0.10
Book Value	$10.55	$10.56
Tangible Book Value	$6.83	$6.78
Average Shares Outstanding (in thousands):
Basic	6,960	6,937
Diluted	6,966	7,080

Other Selected Ratios:
Return on Average Assets	0.35%	0.54%
Return on Average Tangible Assets (2)	0.37%	0.57%
Return on Average Equity	2.59%	3.96%
Return on Average Tangible Equity (2)	3.83%	6.21%
Net Interest Margin	3.37%	4.03%
Efficiency Ratio	89.33%	76.06%

(1) Includes $9.0 million in TARP proceeds.
(2) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.